Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

LIFELOCK, INC.

ARTICLE I

The name of the corporation is LifeLock, Inc.

ARTICLE II

The address of the registered office of the corporation in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, 19808. The name of its registered agent at that address is Corporation Service Company.

ARTICLE III

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

ARTICLE IV

The total number of shares of stock which the corporation has authority to issue is One Hundred (100) shares, all of which shall be Common Stock, $0.0001 par value per share.

ARTICLE V

The Board of Directors of the corporation shall have the power to adopt, amend or repeal the Bylaws of the corporation.

ARTICLE VI

Election of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.

ARTICLE VII

To the fullest extent permitted by law, no director of the corporation shall be personally liable for monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VII, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.

ARTICLE VIII

(a)    The corporation shall indemnify, to the fullest extent permitted by the Delaware General Corporation Law, as now or hereinafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”) (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director or officer of the corporation, or while a director of the corporation or officer of the corporation is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

(b)    The corporation shall indemnify, to the fullest extent permitted by the Delaware General Corporation Law, as now or hereinafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the corporation, or while a director or officer of the corporation is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation; except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

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